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                                                                   EXHIBIT 23.03

                                     CONSENT

     As independent petroleum and natural gas consultants, we hereby consent to the reference of our name in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2002 of Equitable Resources, Inc. and, by incorporation of said Form 10-K, as amended, in the Registration Statement on Amendment No. 2 of Form S-4. We have no interest of a substantial or material nature in Equitable Resources, Inc., or in any affiliate. We have not been employed on a contingent basis, and we are not connected with Equitable Resources, Inc., or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee, or affiliate.


                                                   /s/ Ryder Scott Company, L.P.


                                                   RYDER SCOTT COMPANY, L.P.

Houston, Texas
July 28, 2003